Exhibit 99.2

ChannelRe Holdings Ltd.
(Incorporated in Bermuda)

Consolidated Financial Statements
(UNAUDITED)
For the years ended December 31, 2006, 2005 and the period from February 12, 2004 (date of inception) to December 31, 2004
(expressed in U.S. dollars)

ChannelRe Holdings Ltd.
Consolidated Financial Statements
As of December 31, 2006 and 2005
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

	2006 $	2005 $
Assets
Fixed-maturity securities at fair value (amortized cost $516,960 and $505,810)	508,040	497,303
Short-term investments at fair value (amortized cost $111,557 and $85,896)	111,285	85,222
Total investments available for sale	619,325	582,525

Cash and cash equivalents	29,600	10,025
Accrued investment income	5,855	5,812
Deferred acquisition costs	41,846	47,619
Reinsurance premiums receivable	3,520	5,752
Derivative assets	220	36
Other assets	186	83

Total assets	700,552	651,852

Liabilities
Deferred premium revenue	163,922	185,702
Loss and loss adjustment expenses reserves	20,779	15,366
Derivative liabilities	-	61
Payable to affiliates	7,226	4,135
Accrued expenses	1,515	1,436

Total liabilities	193,442	206,700

Minority interest	141,525	124,229

Shareholders’ equity
Common shares and share premium
Common shares par value $1.00 - 120,000 shares authorized, issued and outstanding	120	120
Share premium	263,750	263,750
Retained earnings	108,341	63,672
Accumulated other comprehensive loss	(6,626)	(6,619)

Total shareholders’ equity	365,585	320,923

Total liabilities and shareholders’ equity	700,552	651,852

Approved by the Board of Directors

The accompanying notes are an integral part of these consolidated financial statements.

ChannelRe Holdings Ltd.
Consolidated Statements of Income
For the years ended December 31, 2006 and 2005 and the period from February 12, 2004 (date of inception) to December 31, 2004
(UNAUDITED)

(U.S. dollars in thousands)

	2006 $	2005 $	Period from February 12, 2004 to December 31, 2004 $

Revenue
Assumed premiums written	44,908	57,308	249,144
Decrease (increase) in deferred premium revenue	21,780	6,152	(191,854)
Premiums earned	66,688	63,460	57,290

Net investment income	25,653	19,507	13,404

Total revenues	92,341	82,967	70,694

Expenses
Losses incurred	6,660	10,082	6,239
Acquisition costs	17,360	16,232	14,733
Operating expenses	7,889	8,152	5,204
Closing costs	-	-	1,886

Total expenses	31,909	34,466	28,062

Gains and losses
Net realized losses on investments	(340)	(1,645)	(853)
Net gains (losses) on derivative instruments and foreign exchange	1,877	(960)	647

Net realized gains (losses)	1,537	(2,605)	(206)

Net income before minority interest	61,969	45,896	42,426

Minority interest	(17,300)	(12,809)	(11,841)

Net income for the period	44,669	33,087	30,585

The accompanying notes are an integral part of these consolidated financial statements.

ChannelRe Holdings Ltd.
Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income
For the years ended December 31, 2006, 2005 and the period from February 12, 2004 to December 31, 2004
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

	2006 $	2005 $	Period from February 12, 2004 to December 31, 2004 $

Common shares and share premium
Common shares - par value $1.00
Balance - Beginning of period	120	120	-
Issuance of shares	-	-	120
Balance - End of period	120	120	120

Share premium - Beginning of period	263,750	263,750	-
Share premium on issuance of shares	-	-	263,750
Balance - End of period	263,750	263,750	263,750

Retained earnings
Balance - Beginning of period	63,672	30,585	-
Net income	44,669	33,087	30,585
Balance - End of period	108,341	63,672	30,585

Accumulated other comprehensive loss
Balance - Beginning of period, before minority interest	(9,181)	(4,296)	-
Net change in unrealized losses on investments	(11)	(4,885)	(4,296)
Balance - End of period, before cumulative minority interest	(9,192)	(9,181)	(4,296)
Less minority interest	(2,566)	(2,562)	(1,199)

Balance - End of period, after minority interest	(6,626)	(6,619)	(3,097)

Total shareholders’ equity	365,585	320,923	291,358

Comprehensive income
Net income	44,669	33,087	30,585
Net change in unrealized losses on investments, after minority interest	(7)	(3,522)	(3,097)

Comprehensive income	44,662	29,565	27,488

The accompanying notes are an integral part of these consolidated financial statements.

ChannelRe Holdings Ltd.
Consolidated Statements of Cash Flows
For the years ended December 31, 2006, 2005 and the period from February 12, 2004 to December 31, 2004
(UNAUDITED)

(U.S. dollars in thousands)

	2006 $	2005 $	Period from February 12, 2004 to December 31, 2004 $

Cash flows provided by operating activities
Net income	44,669	33,087	30,585
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized investment losses	340	1,645	853
Amortization of bond discount, net	735	3,662	4,565
Minority interest	17,300	12,809	11,841
Change in:
Deferred premium revenue	(21,780)	(6,152)	191,854
Loss and loss adjustment expense reserves	5,413	9,211	6,155
Deferred acquisition costs	5,773	1,716	(49,335)
Reinsurance premiums receivable	2,232	(11)	(5,741)
Accrued investment income	(43)	(938)	(4,874)
Other, net	2,822	1,543	3,944

	57,461	56,572	189,847

Cash flows used in investing activities
Proceeds from sales of investments available for sale net of receivable for investments sold	31,745	112,632	260,555
Proceeds from maturities of investments available for sale net of receivable for matured investments	5,101,976	41,082	37,471
Purchases of investments available for sale net of payable for investments purchased	(5,171,607)	(237,061)	(817,084)

	(37,886)	(83,347)	(519,058)

Cash flow provided by financing activity
Proceeds from issuance of common shares	-	-	263,870
Contribution from minority interest	-	-	102,141

	-	-	366,011

Increase (Decrease) in cash and cash equivalents	19,575	(26,775)	36,800

Cash and cash equivalents - Beginning of period	10,025	36,800	-

Cash and cash equivalents - End of period	29,600	10,025	36,800

The accompanying notes are an integral part of these consolidated financial statements.

ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2006, 2005 and the period from February 12, 2004 to December 31, 2004
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

1.	Organization and business

ChannelRe Holdings Ltd. (“the Company”) was funded and commenced operations as a Bermuda-domiciled holding company on February 12, 2004. The Company was incorporated with limited liability under the Bermuda Companies Act 1981. The Company is the majority shareholder (72.09%) of Channel Reinsurance Ltd. (ChannelRe). ChannelRe was also founded and commenced operations as a Bermuda-domiciled financial guarantee reinsurer on February 12, 2004. ChannelRe was incorporated with limited liability under the Bermuda Companies Act 1981 and is registered as a Class 3 insurer under The Insurance Act 1978, amendments thereto and related regulations (“The Act”).

The sole shareholders of the Company are Koch Financial Re, Ltd. (Koch) (a wholly-owned subsidiary of Koch Industries); MBIA Insurance Corporation (MBIA) (a wholly-owned subsidiary of MBIA Inc.); Partner Reinsurance Company Ltd. (Partner Re); and RenaissanceRe Holdings Ltd. (RenRe). The Company’s initial capitalization was $264 million.

Under reinsurance treaties entered into with MBIA, ChannelRe assumed a $26 billion portfolio of in force business from MBIA in 2004 and continues to reinsure a share of MBIA financial guarantees on both a treaty and facultative basis with the majority of business assumed on a facultative basis. The treaty is annually renewable.

ChannelRe currently derives 100% of its premium revenue from MBIA and is rated Aaa by Moody’s and AAA (with negative outlook) by Standard & Poor’s.

2.	Significant accounting policies

(a)	Basis of preparation
These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). All significant intercompany balances and transactions have been eliminated in consolidation.

Minority interests consist of direct investments by MBIA and Koch in Channel Re.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. The most significant estimates involve the setting of Losses and loss adjustment expenses (Note 2g)

(b)	Investments
The fixed-maturity investment portfolio is considered available-for-sale and is reported in the financial statements at fair value, with unrealized gains and losses reflected in accumulated other comprehensive income (loss) in shareholders’ equity. The fair value of fixed-maturity securities available for sale is based upon quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

The process for identifying declines in the fair value of investments that are other than temporary involves consideration of several factors. These factors include (i) the time period during which there has been a significant decline in value, (ii) an analysis of the liquidity, business prospects and overall financial condition of the issuer, (iii) the significance of the decline, (iv) an analysis of the collateral structure and other credit support, as applicable of the securities in question and (v) management’s intent and ability to hold the investment for a sufficient period of time for the value to recover. Where the analysis of the

(1)

ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2006, 2005 and the period from February 12, 2004 to December 31, 2004
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

above factors results in the conclusion that declines in fair values are other than temporary, the cost of the security is written down to fair value and the previously unrealized loss is therefore realized in the period such determination is made.

With respect to securities where the decline in value is determined to be temporary and the security’s value is not written down, a subsequent decision may be made to sell that security and realize a loss. Subsequent decisions on security sales are made within the context of overall risk monitoring, changing information, market conditions generally and assessing value relative to other comparable securities.

Bond discounts and premiums are amortized using the effective yield method over the remaining term of the securities. For pre-refunded bonds, the remaining term is determined based on the contractual refunding date. Investment income is recorded as earned. Realized gains or losses on the sale of investments are determined by specific identification and are included as a separate component of revenues.

Short-term investments are carried at fair value, and include all fixed-maturity securities with a remaining term to maturity of less than one year.

(c)	Cash and cash equivalents
Cash and cash equivalents include cash on hand and demand deposits with banks with original maturities of less than 90 days.

(d)	Derivative instruments
Derivatives are accounted for under SFAS No.133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted. Transactions entered into that are accounted for under SFAS No.133, as amended, are comprised of certain financial guarantee contracts (credit default swaps) assumed from MBIA and a put option agreement with Two Rock ABC Trust. Changes in the fair value of these derivative instruments are recorded each period in current earnings as a realized gain or loss and on the balance sheet as derivative assets or liabilities.

(e)	Premium revenue recognition
Instalment premiums are recorded as written at each instalment due date and are earned over the respective instalment period, which equates to the period of risk and is generally less than one year. All other premiums are recorded as written at the inception of the policy and are earned in proportion to the expiration of the related risk. Therefore, for transactions in which the premium is received upfront, premium earnings are greater in the earlier periods when there is a higher amount of exposure outstanding. The upfront premiums are apportioned to individual sinking fund payments of a bond issue according to an amortization schedule. After the premiums are allocated to each scheduled sinking fund payment, they are earned on a straight-line basis over the period of that sinking fund payment. When a policy is retired or defeased prior to the end of the expected period of coverage, the remaining deferred premium, less any amount credited to a refunding issue reinsured by ChannelRe, is recognized in income at that time. Accordingly, deferred premium revenue represents the portion of premiums written that is applicable to the unexpired terms of policies in force.

(f)	Policy acquisition costs
Policy acquisition costs include only those expenses that vary with and are primarily related to the production of business. Such costs include ceding commissions paid on reinsurance assumed, salaries and related costs of underwriting personnel, premium taxes, and certain other underwriting expenses. Policy acquisition costs are deferred and amortized over the period in which the related premiums are earned. Deferred policy acquisition costs are limited to their estimated realizable value based on the related unearned premiums. Anticipated losses and loss adjustment expenses, based on historical and

(2)

ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2006, 2005 and the period from February 12, 2004 to December 31, 2004
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

current experience, and anticipated investment income related to those premiums are considered in determining the recoverability of deferred acquisition costs.

(g)	Losses and loss adjustment expenses (LAE)
The Company’s liability for losses and loss adjustment expenses consists of case basis reserves and an unallocated reserve and are recorded based on management’s best estimate.

ChannelRe currently allocates 12% of scheduled earned premium to the Unallocated Loss Reserve. Management reviews the continued applicability of the 12% factor to the Company’s portfolio on an on going basis. As at December 31, 2006, based on management’s review of qualitative and quantitative factors, the 12% factor continues to be a reasonable basis for determining unallocated loss reserves.

Reserves for case losses and LAE are established on ChannelRe’s best estimate of identified or case basis reserves and unallocated losses, including costs of settlement on the obligations it has reinsured. ChannelRe records a case basis provision for losses and related LAE when reported by MBIA or when, in ChannelRe’s opinion, an insured risk is in default or a default is probable and the amount of the loss is reasonably estimable. Management reviews the portfolio on a continuous basis to identify problem credits.

Additionally, for the year ended December 31, 2005 and the period from February 12, 2004 to December 31, 2004, ChannelRe followed an internal guideline that limited the reduction of the unallocated loss reserve in respect of a single default. Specifically, no more than 15% of the unallocated loss reserve balance at quarter end could be used to offset a case reserve associated with a single default. In 2006, based on management’s assessment of ChannelRe’s unallocated loss reserves, this internal guideline was removed provided that in management’s opinion the Unallocated Reserve remains reasonable.

(h)	Foreign currency translation
Assets and liabilities denominated in foreign currencies are translated at year-end exchange rates. Operating transactions in foreign currencies are translated at average rates of exchange prevailing during the year. Unrealized gains and losses resulting from translation are included in accumulated other comprehensive income in shareholders’ equity. Gains and losses resulting from foreign currency are recorded in current income.

(i)	Minority interest

Minority interest reflects MBIA and Koch’s direct investments in ChannelRe. Their minority interest in ChannelRe’s income is reflected as a reduction on the income statement. The minority interest in ChannelRe’s net assets is reported on the balance sheet.

(j)	Recent accounting developments

ChannelRe recognizes that there is diversity in practice among financial guarantee insurers and reinsurers with respect to their accounting policies for loss reserves. Current accounting literature, specifically Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 60 “Accounting and Reporting by Insurance Enterprises” (FAS 60) and FASB Statement of Financial Accounting Standards No. 97 “Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments” (FAS97), do not specifically address the unique characteristics of financial guarantee insurance contracts. Consequently, the accounting principles applied by the industry, which are followed by ChannelRe, have evolved over time and incorporate the concepts of both short-duration contracts, accounted for under the provisions of FAS 60, and long-duration contracts accounted for under the provisions of FAS 97, as well as other accounting literature, such as FASB No. 5 “Accounting for Contingencies” and Emerging Issues Task Force (EITF) Issue No.85-20 “Recognition of Fees for Guaranteeing a Loan.”

(3)

ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2006, 2005 and the period from February 12, 2004 to December 31, 2004
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

In June of 2005, at the request of the Securities and Exchange Commission, the FASB added a project to their agenda to review and provide guidance for the accounting for financial guarantee insurance contracts. The Exposure draft was issued in April 2007 and the final documents are expected to be issued later in 2007. When the FASB issues authoritative guidance on this matter, ChannelRe and the rest of the financial guarantee industry may be required to change some aspects of their loss reserving policies and the potential changes could extend to premium and expense recognition. ChannelRe cannot predict how the FASB will resolve this issue and the resulting impact on the Company’s financial statements. ChannelRe will continue to apply its current loss reserving methodology (and premium and expense recognition) as noted above until the authoritative guidance is issued.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS 155”), which amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS 140”), and addresses issues raised in SFAS 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” The primary objectives of SFAS 155 are: (i) with respect to SFAS 133, to address the accounting for beneficial interests in securitized financial assets and (ii) with respect to SFAS 140, to eliminate a restriction on the passive derivative instruments that a qualifying special purpose entity may hold. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Management is currently evaluating the potential impact this statement may have on the Company’s financial statements.

In September 2006, the FASB issued FAS No. 157 (“FAS 157”), Fair Value Measurement. This Statement provides guidance for using fair value to measure assets and liabilities and associated disclosures about fair value measurement. Under this standard, the definition of fair value focuses on the price that would be received to sell the asset or paid to transfer the liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price). FAS 157 clarifies that fair value is a market-based measurement, not an entity-specific measurement, and establishes a fair value hierarchy with the highest priority being quoted prices in active markets and the lowest priority to unobservable data. Further, FAS 157 requires expanded disclosures of the fair value measurements by level within the fair value hierarchy. FAS 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Early adoption is permitted as of the beginning of a fiscal year. Management is currently evaluating the potential impact this statement may have on the Company’s financial statements.

In February 2007, the FASB issued FAS No. 159 (“FAS 159”), Fair Value Option for Financial Assets and Financial Liabilities. This statement provides companies with an option to report selected financial assets and liabilities at fair value. The statement requires the fair value of the assets and liabilities that the company has chosen to fair value be shown on the face of the balance sheet. The standard also requires companies to provide additional information to enable users of the financial statements to understand the company’s reasons for electing the fair value option and how changes in the fair values affect earnings for the period. FAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. This statement is effective for fiscal years beginning on or before November 15, 2007. Management is currently evaluating the potential impact this statement may have on the Company’s financial statements.

(4)

ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2006, 2005 and the period from February 12, 2004 to December 31, 2004
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

3.	Derivative instruments

ChannelRe has reinsured a number of credit default swap (“CDS”) transactions originated by MBIA. As these transactions are derivatives under FAS 133, they are required to be marked to market (fair valued). CDS transactions ceded to ChannelRe are marked to market based on the relative proportion of the MBIA mark. As there are no directly observable market valuations available for these transactions they are marked to market by MBIA utilizing an internally developed model. Management reviews the mark for reasonableness.

At December 31, 2006 the total change in mark to market on ChannelRe’s insured portfolio gave rise to a derivative asset of $192 thousand (2005 - ($61) thousand, 2004- $140 thousand). At December 31, 2006, the impact on earnings from the CDS transactions is summarized below:

	2006 $	2005 $	2004 $

Premiums written	11,603	10,903	10,480
Decrease (increase) in deferred premium revenue	673	(1,113)	(5,536)
Premiums earned	12,276	9,790	4,944
Losses incurred	(1,473)	(1,175)	(593)
Acquisition costs	(2,910)	(2,359)	(1,212)
Unrealized gains on credit derivatives	253	79	(140)

Net income from derivative instruments	8,146	6,335	2,999

 Contingent capital facility

In February 2005, ChannelRe entered into a put option agreement with Two Rock ABC Trust. The put option agreement provides ChannelRe with the irrevocable right at any time to put up to $100 million of its non-cumulative perpetual Series B Preferred Shares in $25 million increments. Under the terms of the put option agreement, ChannelRe is obligated to reimburse the Two Rock ABC Trust quarterly for certain fees and ordinary expenses. The put option agreement is perpetual but would terminate on delivery of notice by ChannelRe on or after February 11, 2010, or under certain defined circumstances, such as the failure of ChannelRe to pay the put option premium when due or bankruptcy. The put option is a derivative and as such is recorded at fair value with changes in fair value recognized in earnings. For the years ended December 31, 2006, 2005 and 2004, the fair value adjustment was an $8 thousand charge to income, a $36 thousand credit to income and nil, respectively. As at December 31, 2006, 2005 and 2004, the derivative asset was $28 thousand, $36 thousand and nil, respectively.

4.	Pledged assets

ChannelRe entered into trust agreements with MBIA on February 12, 2004 (and as amended February 11, 2005) for the benefit of MBIA and any future cedents. Under the agreements, premiums plus any proceeds from exercising the put option on the contingent capital facility will be deposited into the Trust accounts. The trust accounts are subject to withdrawal by the beneficiaries to satisfy any unpaid portion of ChannelRe’s reinsurance obligations and are not available for general corporate purposes. As of December 31, 2006 and

(5)

ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2006, 2005 and the period from February 12, 2004 to December 31, 2004
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

2005, the balance in the trust accounts totalled $463.8 million and $444.4 million, respectively, which was in excess of the required amounts. The balance in the trust accounts is invested in fixed maturity securities.

5.	Limitation on dividends and share repurchase

The Company was not permitted to declare a dividend or purchase its own shares prior to February 12, 2007. After February 12, 2007, if the board of directors of the Company determines that excess capital exists, it may declare a pro-rata share repurchase or a dividend that is less than or equal to available excess, as such term is calculated pursuant to the Shareholders Agreement by and among the Company and its shareholders. Any reduction in capital resulting from the pro-rata share repurchase must be approved by an affirmative vote of at least 9 directors of the board of directors; provided that such pro-rata share repurchase may only be made under circumstances where a dividend of equal amount would be permitted. The Company may not declare a share repurchase that is not pro-rata. The distributable net income of the Company is restricted by the arrangements with related parties described in note 14 and the cash amounts that may be distributed are restricted as described in note 4.

The Company may not repurchase its shares if such repurchase would, in the opinion of the board of directors, cause adverse tax consequences either to the Company or any of its shareholders.

In the event the Master Agreement between the ChannelRe and MBIA Insurance Corporation expires, then there are certain restrictions on the declaration and payment of dividends unless the ChannelRe’s exposure under all reinsurance agreements has been eliminated by means of novation, commutation or otherwise.

6.	Share capital

The authorized share capital of the Company consists of 120,000 common shares, par value U.S.$1.00 per share.

7.	Premiums earned from refunded and called reinsured bonds

For the years ended December 31, 2006, 2005 and 2004, premiums earned included $11.2 million, $3.8 million and $5.9 million, respectively, related to refunded and called reinsured bonds.

8.	Investments

ChannelRe’s investment objective is to maximize total returns while emphasizing the preservation of capital through maintenance of high quality investments with adequate liquidity. ChannelRe’s investment policies limit the amount of credit exposure to any one issuer. The fixed maturity portfolio is comprised of high quality (average rating Triple-A) investments of diversified maturities.

(6)

ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2006, 2005 and the period from February 12, 2004 to December 31, 2004
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

The amortized cost, fair value and related unrealized gains (losses) of investments are as follows:

	Amortized cost $	Gross unrealized gains $	Gross Unrealized losses less than 12 months $	Gross Unrealized losses more than 12 months $	Net unrealized losses $	Fair value 2006 $

December 31, 2006
Fixed maturities:
United States treasury and government agency	279,809	64	(1,581)	(4,482)	(5,999)	273,810
Corporate and other obligations	137,516	100	(252)	(2,619)	(2,771)	134,745
Non dollar	-	-	-	-	-	-
Mortgage-backed securities	99,635	36	(44)	(142)	(150)	99,485

Total Fixed maturities	516,960	200	(1,877)	(7,243)	(8,920)	508,040

Short-term investments	111,557	293	(12)	(553)	(272)	111,285

Total investments	628,517	493	(1,889)	(7,796)	(9,192)	619,325

The amounts in the following table have been reclassified to conform to the 2006 presentation:

	Amortized cost $	Gross unrealized gains $	Gross Unrealized losses less than 12 months $	Gross Unrealized losses more than 12 months $	Net unrealized losses $	Fair Value 2005 $

December 31, 2005
Fixed maturities:
United States treasury and government agency	289,540	474	(2,038)	(3,005)	(4,569)	284,971
Corporate and other obligations	161,347	353	(469)	(3,065)	(3,181)	158,166
Non dollar	2,565	0	(97)	0	(97)	2,468
Mortgage-backed securities	52,358	0	(13)	(647)	(660)	51,698

Total Fixed maturities	505,810	827	(2,617)	(6,717)	(8,507)	497,303

Short-term investments	85,896	4	(25)	(653)	(674)	85,222

Total investments	591,706	831	(2,642)	(7,370)	(9,181)	582,525

(7)

ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2006, 2005 and the period from February 12, 2004 to December 31, 2004
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

As of December 31, 2006 gross unrealized losses totalled $9.7 million (2005 - $10.0 million). There were 118 securities (2005 - 82 securities) in an unrealized loss position for a continuous twelve month period or longer, and none of these securities had unrealized losses in which their book value exceeded the market value by more than 5%. Management has concluded that the unrealized losses are temporary in nature because there was no deterioration in credit quality and all securities were rated A or better. Additionally, the Company has both the ability and intent to hold these investments until the value recovers to an amount at least equal to amortized cost or to maturity.

The contractual maturities of fixed maturity securities are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. At December 31, 2006 the portfolio’s long-term average maturity was 4.79 years (2005 - 5.56 years); the portfolio’s duration was 3.06 years (2005 - 3.71 years).

	Amortized cost $	Fair value $	Amortized cost $	Fair value $
	12/31/06	12/31/06	12/31/05	12/31/05

Beyond 1 year but within 5 years	173,410	169,918	211,794	207,336
Beyond 5 years but within 10 years	83,730	82,109	76,278	74,895
Beyond 10 years but within 15 years	43,214	42,256	14,083	13,820
Beyond 15 year but within 20 years	4,671	4,681	-	-
Beyond 20 years	112,300	109,591	44,764	45,519
Mortgage-backed securities	99,635	99,485	158,891	155,733

Total	516,960	508,040	505,810	497,303

The credit quality of the investments at December 31, 2006 and December 31, 2005 was as follows:

Rating	Percentage of market value December 31, 2006%	Percentage of market value December 31, 2005%

Aaa	72	68
Aa	14	17
A	14	15
	100	100

(8)

ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2006, 2005 and the period from February 12, 2004 to December 31, 2004
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

9.	Investment income and gains and losses

Net investment income is derived from the following sources:

	2006 $	2005 $	2004 $

Interest and amortization	26,611	20,356	14,084
Investment expenses	(958)	(849)	(680)

Net investment income	25,653	19,507	13,404

Proceeds from sales and redemptions of fixed maturity securities for the years ended December 31, 2006, 2005 and 2004 were $ 5,134 million, $154 million and $298 million, respectively. Gross gains of $51, $381 and $192 respectively, were realized for the years ended December 31, 2006, 2005 and 2004, respectively. Gross losses of $391, $2,026 and $1,045, respectively were realized for the years ended December 31, 2006, 2005 and 2004. There were no losses due to other than temporary impairments in 2006, 2005 or 2004.

10.	Deferred acquisition costs

Acquisition costs deferred for amortization against future income and related amortization charged to expenses are as follows:

	2006 $	2005 $	2004 $

Balance, beginning of year	47,619	49,335	-

Policy acquisition costs	11,587	14,515	64,068

Costs amortized during the year	(17,360)	(16,231)	(14,733)

Balance end of year	41,846	47,619	49,335

(9)

ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2006, 2005 and the period from February 12, 2004 to December 31, 2004
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

11.	Loss and loss adjustment expense reserves

The liability for losses and loss expenses is comprised of both the estimated liability for case specific losses and a reserve for unallocated losses. Activity in the liability for losses and loss expenses was as follows:

	2006 $	2005 $	2004 $
Case basis loss and LAE reserves
Balance at beginning of year	4,486	917	-
Case basis transfers from unallocated loss reserve	3,023	1,512	1,001
Additional incurred losses	-	2,927	-
Paid losses and LAE expense	(1,247)	(870)	(84)
Ending case basis reserve	6,262	4,486	917

Unallocated loss reserve
Balance at beginning of year	10,880	5,238	-
Losses and LAE established	6,660	7,154	6,239
Case basis transfers from unallocated loss reserve	(3,023)	(1,512)	(1,001)
Ending unallocated loss reserve	14,517	10,880	5,238

Unpaid losses and loss expenses, end of year	20,779	15,366	6,155

For the years ended December 31, 2006 and 2005, case incurred losses primarily consisted of reinsured obligations on the three sub-prime housing market deals. In 2005, ChannelRe established case losses for these deals in the amount of $4.5 million by transferring $1.6 million from unallocated loss reserves and establishing additional incurred losses in the amount of $2.9 million. In 2006, ChannelRe increased case losses for these deals in the amount of $1.2 million, net of paid losses of $1.1 million. The full deterioration in the credits was fully absorbed in 2006 by the Unallocated Reserve.

In 2006 there was adverse development of $2.7 million (2005 - $nil, 2004 - $nil) in respect of prior year case basis losses recorded in the year. In 2006 there was also adverse development of $0.3 million (2005 - $4.5 million, 2004 - $1.0 million) of case basis losses relating to newly identified cases.

12.	Taxation

Bermuda presently imposes no income tax, withholding tax or capital gains taxes and the Company is exempted until March 2016 from any such future taxes pursuant to the Bermuda Exempted Undertakings Tax Protection Act 1966, and Amended Act 1987.

13.	Retirement plans

ChannelRe has established a qualified defined contribution retirement plan and trust agreement, the Channel Reinsurance Ltd. Retirement Plan (“The Plan”).

The Plan is managed externally and employees and ChannelRe contribute a certain percentage of the employee’s gross salary into The Plan each month. ChannelRe’s expenses for The Plan totalled $11 thousand for the year ended December 31, 2006 (2005 - $15 thousand, 2004 - $7 thousand).

(10)

ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2006, 2005 and the period from February 12, 2004 to December 31, 2004
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

14.	Related party transactions

The Company through its investment in ChannelRe is party to agreements with two of its shareholders or their affiliates.

ChannelRe entered into a Master Agreement with MBIA Insurance Corporation ("MBIA") on February 12, 2004, under which MBIA has granted ChannelRe a preferential right to reinsure certain financial guarantee business. ChannelRe pays a ceding commission to MBIA on all financial guarantee business originating with MBIA and insured by or ceded to ChannelRe. In conjunction with the execution of the Master Agreement, on February 12, 2004, ChannelRe and MBIA also entered into a Comprehensive Automatic Treaty Reinsurance Agreement (amended effective July 1, 2005) and a Master Facultative Reinsurance Agreement, which address more specifically the reinsurance arrangements between ChannelRe and MBIA. Currently all of ChannelRe’s business is assumed under these agreements. During 2006, MBIA ceded premium of $44.9 million to ChannelRe (2005 - $57.3 million, 2004 - $249.1 million) which resulted in commission expenses of $10.4 million (2005 - $13.5 million, 2004 - $61.1 million)

ChannelRe entered into a Technical Support Agreement with MBIA on February 12, 2004, under which MBIA provides certain pricing and portfolio management models and delivers certain other services. On the fifth and tenth anniversary of the agreement, ChannelRe will pay MBIA a technical service fee in an amount equal to a percentage of ChannelRe’s cumulative net income (excluding the technical support fees due to MBIA and the inducement fees due to RUM - see below) for the prior five-year period, subject to certain limits. During 2006, ChannelRe incurred an expense of $1.6 million (2005 - $1.1 million, 2004 - $1.1 million) related to this agreement. At December 31, 2006, ChannelRe had accrued a payable of $3.8 million (December 31, 2005 - $2.2 million, December 31, 2004 - $1.1 million) related to this agreement.

ChannelRe entered into an Investment Manager Agreement with an affiliate of MBIA, MBIA Capital Management Corp. ("MBIA Capital"), on February 12, 2004, under which MBIA Capital manages the investments of ChannelRe. The agreement is cancellable on 30 days notice by either party. During 2006, ChannelRe incurred an expense of $1.0 million (2005 - $0.8 million, 2004 - $0.7 million) under this agreement.

ChannelRe entered into a Services Agreement with an affiliate of RenaissanceRe Holdings Ltd., Renaissance Underwriting Managers, Ltd. ("RUM"), on February 12, 2004, under which RUM provides ChannelRe with office space, services and equipment. ChannelRe is obligated to reimburse RUM for any expenses incurred by RUM in providing these services. For 2006, reimbursable expenses totalled $0.2 million (2005 - $0.2 million, 2004 - $0.2 million). On the fifth and tenth anniversary of the agreement, ChannelRe will also pay RUM an inducement fee equal to an amount equal to a percentage of ChannelRe’s cumulative net income (excluding the technical support fees due to MBIA and the inducement fees due to RUM) for the prior five-year period. During 2006 ChannelRe incurred an expense of $1.2 million (2005 - $0.9 million, 2004 - $0.8 million) for RUM’s inducement fee. At December 31, 2006 ChannelRe had accrued a payable of $2.9 million (2005 - $1.7 million, 2004 - $0.8 million) for the inducement fee.

(11)

ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2006, 2005 and the period from February 12, 2004 to December 31, 2004
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

15.	Outstanding exposure

ChannelRe’s policies reinsure the scheduled payments of principal and interest on municipal and asset-backed obligations. The principal amount reinsured and the terms to maturity are as follows (in millions):

December 31, 2006

(in $ millions)	Public finance		Structured finance		Total portfolio
Term to maturity in years	Outstanding par $	% of outstanding par	Outstanding par $	% of outstanding par	Outstanding par $	% of outstanding par

0 to 5	774	2.2	4,953	14.0	5,727	16.2
5 to 10	1,736	4.9	6,608	18.7	8,344	23.6
10 to 15	3,045	8.6	1,535	4.4	4,580	13.0
15 to 20	2,869	8.1	281	0.8	3,150	8.9
20 and above	6,057	17.1	7,512	21.2	13,569	38.3

Total	14,481	40.9	20,889	59.1	35,370	100.0

December 31, 2005

(in $ millions)	Public finance		Structured finance		Total portfolio
Term to maturity in years	Outstanding par $	% of outstanding par	Outstanding par $	% of outstanding par	Outstanding par $	% of outstanding par

0 to 5	3,154	9.5	8,588	25.9	11,742	35.4
5 to 10	3,223	9.7	7,720	23.2	10,943	32.9
10 to 15	3,356	10.1	902	2.7	4,258	12.8
15 to 20	2,639	7.9	49	0.1	2,688	8.0
20 and above	3,067	9.3	520	1.6	3,587	10.9

Total	15,439	46.5	17,779	53.5	33,218	100.0

(12)

ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2006, 2005 and the period from February 12, 2004 to December 31, 2004
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

ChannelRe seeks to maintain a diversified portfolio of reinsured municipal and asset-backed obligations designed to spread its risk across a number of geographic areas. The distribution of principal reinsured as of December 31, 2006 and 2005 is set forth in the following table (in millions):

(in $ millions)	Outstanding par $	% of Outstanding par	Outstanding par $	% of Outstanding par
	12/31/06		12/31/05
United States
California	1,902	5.4	2,079	6.3
New York	1,348	3.8	1,418	4.3
Florida	884	2.5	872	2.6
Massachusetts	799	2.3	907	2.7
Texas	586	1.7	636	1.9
New Jersey	564	1.6	603	1.8
Puerto Rico	557	1.6	596	1.8
Illinois	549	1.6	522	1.6
Washington	393	1.1	441	1.3
Pennsylvania	391	1.1	477	1.4
Colorado	289	0.8	469	1.4
Subtotal	8,262	23.5	9,020	27.1
Other states and territories	3,286	9.1	3,598	10.9
Nationally diversified	10,182	28.8	8,354	25.1

Total United States	21,730	61.4	20,972	63.1

Non-United States
United Kingdom	1,493	4.2	1,228	3.7
Germany	556	1.6	502	1.5
Australia	437	1.2	396	1.2
Turkey	412	1.2	347	1.0
Chile	228	0.6	181	0.5
Mexico	178	0.5	152	0.5
South Korea	112	0.3	119	0.4
Portugal	105	0.3	67	0.2
Brazil	75	0.2	260	0.8
France	68	0.2	60	0.2
Canada	60	0.2	42	0.1
Subtotal	3,724	10.5	3,354	10.1
Other international	329	1.0	291	0.9
Globally diversified	9,587	27.1	8,601	25.9

Total Non-United States	13,640	38.6	12,246	36.9

Grand Total	35,370	100.0	33,218	100.0

(13)

ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2006, 2005 and the period from February 12, 2004 to December 31, 2004
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

As of December 31, 2006 and 2005, the insured portfolio was diversified by type of insured obligation as shown in the following table (in millions):

(in $ millions)	Outstanding par $	% of Outstanding par	Outstanding par $	% of Outstanding par
	12/31/06		12/31/05
Global Public Finance:

United States
General obligation	3,651	10.3	3,891	11.7
Utilities	2,369	6.7	2,573	7.8
Health care	1,921	5.4	2,045	6.2
Special revenue	1,755	5.0	1,841	5.5
Transportation	1,670	4.7	1,932	5.8
Higher education	421	1.2	495	1.5
Housing	327	0.9	380	1.1
Investor-owned utilities	324	0.9	366	1.1

Total United States	12,438	35.1	13,523	40.7

Non-United States
Transportation	741	2.1	695	2.1
Sovereign	587	1.7	499	1.5
Utilities	480	1.4	490	1.5
Investor-owned utilities	174	0.5	173	0.5
Sub sovereign	26	0.1	27	0.1
Health care	25	0.1	23	0.1
Housing	8	0.0	7	0.0
Higher education	2	0.0	2	0.0

Total Non-United States	2,043	5.9	1,916	5.8

Total Global Public Finance	14,481	41.0	15,439	46.5

(14)

ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2006, 2005 and the period from February 12, 2004 to December 31, 2004
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

(in $ millions)	Outstanding par $	% of Outstanding par	Outstanding par $	% of Outstanding par
	12/31/06		12/31/05
Global Structured Finance:

United States
CDO, CLO & CBO	6,621	18.7	3,807	11.5
Mortgage-backed:
Home equity	461	1.3	640	1.9
First mortgage	88	0.3	117	0.4
Other	73	0.2	97	0.3
Asset-backed:
Auto	400	1.1	817	2.5
Credit cards	127	0.4	381	1.1
Other	204	0.6	267	0.8
Leasing	16	0.0	16	0.0
Pooled corp. obligations and other	1,285	3.6	1,293	3.9
Financial risk	18	0.0	14	0.0

Total United States	9,293	26.2	7,449	22.4

Non-United States
CDO, CLO & CBO	9,529	26.9	7,918	23.8
Mortgage-backed:
First mortgage	528	1.5	558	1.7
Home equity	121	0.4	101	0.3
Other	291	0.8	421	1.3
Asset-backed:
Other	136	0.4	104	0.3
Leasing	19	0.1	19	0.1
Auto	10	0.0	10	0.0
Credit cards	-	-	-	0.0
Pooled corp. obligations and other	775	2.2	1,003	3.0
Financial risk	187	0.5	196	0.6

Total Non-United States	11,596	32.8	10,330	31.1

Total Global Structured Finance	20,889	59.0	17,779	53.5

Grand Total	35,370	100.0	33,218	100.0

(15)

ChannelRe Holdings Ltd.
Notes to Consolidated Financial Statements
For the years ended December 31, 2006, 2005 and the period from February 12, 2004 to December 31, 2004
(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

16.	Fair value of financial instruments

The estimated fair value amounts of financial instruments shown in the following table have been determined using available market information and appropriate valuation methodologies. Accordingly, the estimates presented herein are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Fixed-maturity securities
The fair value of fixed-maturity securities is based upon quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Short-term investments
The fair value of short-term investments is based upon quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. Fair value approximates cost due to the short maturity of these investments.

Cash and cash equivalents, receivable for investments sold, and payable for investments purchased
The carrying amounts of these items are reasonable estimates of their fair value.

Deferred premium revenue
The carrying amount of deferred premium revenue represents the future earned premium revenue on policies where the premium was received at the inception of the policy and the risk is not yet expired. The fair value of the deferred premiums is estimated to be the market value that would be received in the reinsurance market under current market conditions. Management perceives the market value to approximate the carrying value.

Loss and loss adjustment expense reserves
The carrying amount is fair value, which is the present value of the expected cash flows for specifically identified claims and potential losses in the ChannelRe reinsured portfolio.

Instalment premiums
Consistent with industry practice, there is no carrying amount for future instalment premiums since premiums will be received on an instalment basis over the term of the reinsurance contract. The fair value is derived by calculating the present value of the estimated future cash flow streams from policies currently reinsured.

	Carrying amount $	Estimated fair value $	Carrying amount $	Estimated fair value $
	12/31/06		12/31/05
Assets:
Fixed-maturity securities	508,040	508,040	497,303	497,303
Short-term investments	111,285	111,285	85,222	85,222
Cash and cash equivalents	29,600	29,600	10,025	10,025

Liabilities:
Deferred premium revenue	163,922	163,922	185,702	185,702
Loss and loss adjustment expense reserve	20,779	20,779	15,366	15,366

Off-Balance Sheet Instruments:
Instalment premiums	Nil	210,873	Nil	192,234

(16)